Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Atlas Lithium Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share(2,3)	457(o)	7,475,000	0.0001102	824

Equity	Representative’s Warrants(4)	457(g)	–	0.0001102	–
Equity	Common Stock Underlying Representative’s Warrants(3,4)	457(g)	467,188	0.0001102	51
Total Offering Amounts			$7,942,188	0.0001102	$875
Total Fees Previously Paid					$3,298
Total Fee Offsets					$0
Net Fee Due					$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(4)	We have agreed to issue to the representative of the underwriter warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $467,188, which is equal to 125% of $373,2750 (5% of $7,475,000). See “Underwriting.”